Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED AUGUST 2, 2014

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	August 2, 2014	February 1, 2014	August 3, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$136	$255	$181
Accounts and other receivables	113	111	99
Merchandise inventories	1,611	1,532	1,631
Current deferred tax assets	26	33	66
Prepaid expenses and other current assets	90	61	90
Total current assets	1,976	1,992	2,067
Property and equipment, net	1,815	1,909	1,985
Goodwill	—	—	361
Deferred tax assets	35	35	103
Due from affiliates, net	798	777	759
Other assets	97	81	92
Total Assets	$4,721	$4,794	$5,367

LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$814	$1,007	$838
Short-term borrowings from Parent	398	316	307
Accrued expenses and other current liabilities	599	584	565
Income taxes payable	99	100	92
Current portion of long-term debt	20	20	24
Total current liabilities	1,930	2,027	1,826
Long-term debt	2,735	2,491	2,627
Deferred tax liabilities	275	293	377
Deferred rent liabilities	384	375	362
Other non-current liabilities	130	135	136
Total stockholder’s (deficit) equity	(733)	(527)	39
Total Liabilities and Stockholder’s (Deficit) Equity	$4,721	$4,794	$5,367
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net sales	$1,628	$1,620	$3,331	$3,266
Other revenues (1)	22	26	43	51
Total revenues	1,650	1,646	3,374	3,317
Cost of sales	1,051	1,018	2,143	2,061
Cost of other revenues	3	1	4	2
Gross margin	596	627	1,227	1,254
Selling, general and administrative expenses (1)	620	636	1,277	1,261
Depreciation and amortization	64	63	137	127
Other income, net (1)	(21)	(21)	(39)	(43)
Total operating expenses	663	678	1,375	1,345
Operating loss	(67)	(51)	(148)	(91)
Interest expense (1)	(58)	(61)	(118)	(119)
Interest income (1)	18	16	35	32
Loss before income taxes	(107)	(96)	(231)	(178)
Income tax expense (benefit)	9	(29)	9	(60)
Net loss	$(116)	$(67)	$(240)	$(118)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 8 entitled “Related party transactions” for further details):

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Other revenues	$16	$18	31	$34
Selling, general and administrative expenses	(78)	(80)	(158)	(160)
Other income, net	7	6	14	14
Interest expense	(5)	(5)	(10)	(9)
Interest income	18	16	35	32
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net loss	$(116)	$(67)	$(240)	$(118)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	—	(12)	5	(18)
Unrealized gain on hedged transactions	1	—	1	—
Total other comprehensive income (loss), net of tax	1	(12)	6	(18)
Comprehensive loss, net of tax	$(115)	$(79)	$(234)	$(136)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013
Cash Flows from Operating Activities:
Net loss	$(240)	$(118)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	137	127
Amortization and write-off of debt issuance costs and debt discount	13	15
Deferred income taxes	1	(13)
Other	14	6
Changes in operating assets and liabilities:
Accounts and other receivables	(2)	16
Merchandise inventories	(76)	(49)
Prepaid expenses and other operating assets	(26)	(5)
Due from affiliates, net	(21)	(26)
Accounts payable, Accrued expenses and other liabilities	(168)	(110)
Income taxes payable and receivable	(11)	(82)
Net cash used in operating activities	(379)	(239)
Cash Flows from Investing Activities:
Capital expenditures	(54)	(86)
Proceeds from sales of fixed assets	2	8
Net cash used in investing activities	(52)	(78)
Cash Flows from Financing Activities:
Long-term debt borrowings	343	265
Long-term debt repayments	(102)	(193)
Short-term borrowings from Parent	891	938
Repayments of short-term borrowings to Parent	(809)	(653)
Capitalized debt issuance costs	(12)	—
Dividends paid to Parent	—	(42)
Net cash provided by financing activities	311	315
Effect of exchange rate changes on Cash and cash equivalents	1	(4)
Cash and cash equivalents:
Net decrease during period	(119)	(6)
Cash and cash equivalents at beginning of period	255	187
Cash and cash equivalents at end of period	$136	$181
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S (DEFICIT) EQUITY
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s (Deficit) Equity
(In millions)
Balance, February 2, 2013	$3,575	$3	$(3,349)	$229
Net loss	—	—	(118)	(118)
Total other comprehensive loss, net of tax	—	(18)	—	(18)
Stock compensation expense	6	—	—	6
Contribution arising from tax allocation arrangement	3	—	—	3
Dividends to Parent	(63)	—	—	(63)
Balance, August 3, 2013	$3,521	$(15)	$(3,467)	$39

Balance, February 1, 2014	$3,518	$(43)	$(4,002)	$(527)
Net loss	—	—	(240)	(240)
Total other comprehensive income, net of tax	—	6	—	6
Stock compensation expense	3	—	—	3
Contribution arising from tax allocation arrangement	6	—	—	6
Non-cash contributions from Parent	19	—	—	19
Balance, August 2, 2014	$3,546	$(37)	$(4,242)	$(733)
 See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada and Puerto Rico; Babies “R” Us stores in the United States; and Internet businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of August 2, 2014, February 1, 2014 and August 3, 2013, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013 and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s (Deficit) Equity for the twenty-six weeks ended August 2, 2014 and August 3, 2013, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at February 1, 2014, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended February 1, 2014, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014. The results of operations for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013 are not necessarily indicative of operating results for the full year.
Subsequent Events
We have performed an evaluation of subsequent events through September 16, 2014, the date these financial statements were issued. Subsequent events, if any, have been disclosed in the related footnotes.

2. Long-term debt
A summary of the Company’s consolidated Long-term debt as of August 2, 2014, February 1, 2014 and August 3, 2013 is outlined in the table below:

(In millions)	August 2, 2014	February 1, 2014	August 3, 2013
Secured term loan facility, due fiscal 2016	643	646	649
7.375% senior secured notes, due fiscal 2016	355	357	358
8.500% senior secured notes, due fiscal 2017 (1)	720	719	719
Incremental secured term loan facility, due fiscal 2018	371	372	374
Second incremental secured term loan facility, due fiscal 2018	209	210	210
Secured revolving credit facility, expires fiscal 2019 (2)	250	—	128
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	170	169	167
Capital lease obligations	15	16	24
	2,755	2,511	2,651
Less current portion	20	20	24
Total Long-term debt (4)	$2,735	$2,491	$2,627

(1)	Represents obligations of Toys “R” Us Property Company II, LLC, our indirect wholly-owned subsidiary.

(2)
On March 21, 2014, we amended and restated the credit agreement for our $1,850 million secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We maintain derivative instruments on certain of our long-term debt, which impacts our effective interest rates. Refer to Note 3 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 8 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants, including, among other things, covenants that restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	transfer money between us, our Parent and our various subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of August 2, 2014, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of August 2, 2014, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity.
The total fair values of our Long-term debt, with carrying values of $2,755 million, $2,511 million and $2,651 million at August 2, 2014, February 1, 2014 and August 3, 2013, were $2,579 million, $2,287 million and $2,689 million, respectively. The fair values of our Long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management at the end of the respective periods. A portion of these instruments are classified as Level 3, as these are not publicly traded and therefore we are unable to obtain quoted market prices. The fair value of these Level 3 debt instruments totaled $435 million, $185 million and $319 million at August 2, 2014, February 1, 2014 and August 3, 2013, respectively.
Borrowing Availability
On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments, and permits us to request an increase in commitments by up to $1,150 million, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2016 and fiscal 2018 and our secured notes due fiscal 2016 are not repaid 30 days prior to maturity. The ABL Facility as amended bears a tiered floating interest rate of LIBOR plus a margin of between 1.50% and 1.75% depending on usage (or, at the election of the borrower, a tiered floating interest rate based on the agent’s prime rate plus a margin of between 0.50% and 0.75% depending on usage). A commitment fee is payable on the undrawn portion of the ABL Facility in an amount equal to 0.25% per annum of the average daily balance of unused commitments during each calendar quarter. In connection with the amended and restated credit agreement, we incurred transaction fees of $31 million, which are capitalized as deferred debt issuance costs, amortized over the term of the agreement and included in Other assets on our Condensed Consolidated Balance Sheet. Prior to the amended ABL Facility, unamortized debt issuance costs were $17 million, of which $1 million has been expensed, and the remaining $16 million amortized over the term of the amended and restated credit agreement.
The ABL facility will continue to be available for general corporate purposes and the issuance of letters of credit. Borrowings under this credit facility are secured by tangible and intangible assets of the Company and certain of its subsidiaries, subject to specific exclusions stated in the credit agreement. The credit agreement contains covenants that, among other things, restrict our ability to incur certain additional indebtedness, create or permit liens on assets, engage in mergers or consolidations, make investments, loans or advances, sell or transfer assets, pay dividends or distributions, repurchase capital stock or make other restricted payments, repay or prepay certain debt, engage in transactions with affiliates, amend material documents and change fiscal year. The ABL Facility, as amended pursuant to the amended and restated credit agreement, requires us to maintain excess availability at all times of no less than $125 million and to sweep cash toward prepayment of the loans if excess availability falls below $150 million for any three days in a 30-day period (or if certain specified defaults are continuing or if excess availability falls below $130 million at any time). Availability is determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and eligible credit card receivables and certain real estate less any applicable availability reserves.
At August 2, 2014, under our ABL Facility, we had outstanding borrowings of $250 million, a total of $92 million of outstanding letters of credit and excess availability of $828 million. We are also subject to a minimum excess availability covenant, which was $125 million at August 2, 2014, with remaining availability of $703 million in excess of the covenant.

3. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
We and our subsidiaries have a variety of fixed and variable rate debt instruments and are exposed to market risks resulting from interest rate fluctuations. We enter into interest rate swaps and/or caps to reduce our exposure to variability in expected future cash outflows and changes in the fair value of certain Long-term debt, attributable to the changes in LIBOR. Some of our interest rate contracts contain credit-risk related contingent features and are subject to master netting arrangements. As of August 2, 2014, our interest rate contracts have various maturity dates through September 2016. A portion of our interest rate swaps and caps as of August 2, 2014 are designated as cash flow hedges in accordance with Accounting Standards Codification Topic 815, “Derivatives and Hedging.”
The hedge accounting for a designated cash flow hedge requires that the effective portion be recorded to Accumulated other comprehensive (loss) income; the ineffective portion of a cash flow hedge is recorded to Interest expense. We evaluate the effectiveness of our cash flow hedging relationships on an ongoing basis. For our derivatives that are designated as cash flow hedges, no material ineffectiveness was recorded for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, respectively. Reclassifications from Accumulated other comprehensive (loss) income to Interest expense primarily relate to realized Interest expense on interest rate caps. We expect to reclassify a net loss of $2 million over the next 12 months to Interest expense from Accumulated other comprehensive (loss) income.
The hedge accounting for a designated fair value hedge requires that the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk be recognized in Interest expense. We evaluate the effectiveness of our fair value hedging relationship on an ongoing basis and recalculate the change in the fair value of the derivative and the underlying hedged item separately. As of August 2, 2014, our derivative that was designated as a fair value hedge failed to meet the effectiveness assessment thresholds required to qualify for hedge accounting. However, we continue to hold the derivative as it provides an economic hedge of our fixed rate debt. Accordingly, changes in fair value of the derivative continue to be recorded in Interest expense. However, in conjunction with the dedesignation of the fair value hedge, commencing in the second quarter of fiscal 2014, we no longer adjust the hedged debt for changes in fair value attributable to changes in the benchmark interest rate. We recorded the residual basis adjustment to the hedged debt from the application of hedge accounting to Interest expense for the thirteen weeks ended August 2, 2014 and will continue to amortize the residual adjustment to maturity. We recorded a $2 million and $1 million net loss in earnings related to ineffectiveness for the thirteen weeks and twenty-six weeks ended August 3, 2013.
Certain of our agreements with credit-risk related contingent features contain cross-default provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At August 2, 2014, February 1, 2014 and August 3, 2013, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of August 2, 2014, February 1, 2014 and August 3, 2013, we were not required to post collateral for any of these derivatives.

Foreign Exchange Contracts
We enter into foreign currency forward contracts to economically hedge the USD merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our subsidiaries. We enter into these contracts in order to reduce our exposure to the variability in expected cash outflows attributable to changes in foreign currency rates. These derivative contracts are not designated as hedges and are recorded on our Condensed Consolidated Balance Sheets at fair value with a gain or loss recorded on the Condensed Consolidated Statements of Operations in Interest expense.
Our foreign exchange contracts typically mature within 12 months. Some of these contracts contain credit-risk related contingent features and are subject to master netting arrangements. Some of these agreements contain provisions which provide that we could be declared in default on our derivative obligations if we default on certain specified indebtedness. At August 2, 2014, derivative liabilities related to agreements that contain credit-risk related contingent features were less than $1 million. At February 1, 2014 and August 3, 2013, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of August 2, 2014, February 1, 2014 and August 3, 2013, we were not required to post collateral for any of these derivatives.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholder’s (Deficit) Equity for the twenty-six weeks ended August 2, 2014 and August 3, 2013:

	26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013
Derivatives designated as cash flow hedges:
Beginning balance	$(1)	$(2)
Change in fair value recognized in Accumulated other comprehensive (loss) income - Interest Rate Contracts	—	—
Reclassifications from Accumulated other comprehensive (loss) income - Interest Rate Contracts	1	—
Ending balance	$—	$(2)
The following table sets forth the impact of derivatives on Interest expense on our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013:

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Derivatives not designated for hedge accounting:
Loss on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$—	$(1)	$—	$(2)
Loss on the change in fair value - Interest Rate Contract	(1)	—	(1)	—
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(1)	2	(1)	2
	(2)	1	(2)	—
Derivative designated as a cash flow hedges:
Amortization of hedged caps	(1)	(1)	(1)	(1)
	(1)	(1)	(1)	(1)
Derivative designated as a fair value hedge:
Loss on the change in fair value - Interest Rate Contract	—	(5)	(2)	(4)
Gain recognized in Interest expense on hedged item	—	3	2	3
	—	(2)	—	(1)
Total Interest expense	$(3)	$(2)	$(3)	$(2)

(1)
Gains and losses related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of August 2, 2014, February 1, 2014 and August 3, 2013:

	August 2, 2014		February 1, 2014		August 3, 2013
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Prepaid expenses and other current assets (1)	$700	$—	$—	$—	$—	$—
Other assets	—	—	700	—	700	—
Interest Rate Contract designated as a fair value hedge:
Other assets	—	—	350	13	350	14
Interest Rate Contract not designated for hedge accounting:
Prepaid expenses and other current assets (1)	300	—	—	—	—	—
Other assets	350	9	300	—	300	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	38	—	—	—	62	1
Accrued expenses and other current liabilities	20	—	—	—	29	—
Total derivative contracts outstanding:
Prepaid expenses and other current assets	$1,038	$—	$—	$—	$62	$1
Other assets	350	9	1,350	13	1,350	14
Total derivative assets (2)	$1,388	$9	$1,350	$13	$1,412	$15

Accrued expenses and other current liabilities	$20	$—	$—	$—	$29	$—
Total derivative liabilities (2)	$20	$—	$—	$—	$29	$—

(1)
Amount as of August 2, 2014 includes reclassification of contracts scheduled to mature within the next 12 months, which were previously included within Other assets as of February 1, 2014 and August 3, 2013.

(2)	Refer to Note 4 entitled “Fair value measurements” for the fair value of our derivative instruments classified within the fair value hierarchy.
Offsetting of Derivatives
We present our derivatives at gross fair values in the Condensed Consolidated Balance Sheets. However, some of our interest rate and foreign exchange contracts are subject to master netting arrangements which allow net settlements under certain conditions. As of August 2, 2014, February 1, 2014 and August 3, 2013, the aggregate gross fair value of derivative liabilities which could be net settled against our derivative assets were nominal, respectively, and the aggregate gross fair value of derivative assets which could be net settled against our derivative liabilities were nominal, respectively. As of August 2, 2014, February 1, 2014 and August 3, 2013, none of the master netting arrangements involved collateral.

4. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.

The valuation of our interest rate contracts is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates and implied volatilities. We evaluate the inputs used to value our derivatives at the end of each reporting period.
For our interest rate contracts, we primarily use Level 2 inputs mentioned above to arrive at fair value. Additionally, for interest rate contracts we also incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements taking into account the impact of any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees. We measure the credit risk of our derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio. The portfolio-level adjustments are then allocated each period to the individual assets or liabilities within the portfolio.
The credit valuation adjustments are calculated by determining the total expected exposure of the derivatives (which incorporates both the current and potential future exposure) and then applying each counterparty’s credit spread to the applicable exposure. The total expected exposure of a derivative is derived using market-observable inputs, such as yield curves and volatilities. The inputs utilized for our own credit spread are based on implied spreads from our debt, which are considered unobservable inputs. These credit valuation adjustments fall within Level 3 of the fair value hierarchy and include estimates of current credit spreads to evaluate the likelihood of default. For counterparties with publicly available credit information, the credit spreads over LIBOR used in the calculations represent implied credit default swap spreads obtained from a third party credit data provider. Generally, significant increases (decreases) in our own credit spread in isolation would result in significantly lower (higher) fair value measurement for these derivatives. Based on the mixed input valuation, we classify these derivatives based on the lowest level in the fair value hierarchy that is significant to the overall fair value of the instrument.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
Cash Equivalents
Cash equivalents include highly liquid investments with an original maturity of three months or less at acquisition. Due to the nature and short-term maturity of these investments, their carrying amount approximates fair value. Therefore, we have determined that our cash equivalents in their entirety are classified as Level 1 within the fair value hierarchy.
The table below presents our assets and liabilities measured at fair value on a recurring basis as of August 2, 2014, February 1, 2014 and August 3, 2013, aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at August 2, 2014
Assets
Cash equivalents	$55	$—	$—	$55
Derivative financial instruments:
Interest rate contracts	—	9	—	9
Total assets	$55	$9	$—	$64

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at February 1, 2014
Assets
Cash equivalents	$49	$—	$—	$49
Derivative financial instruments:
Interest rate contracts	—	13	—	13
Total assets	$49	$13	$—	$62

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at August 3, 2013
Assets
Cash equivalents	$42	$—	$—	$42
Derivative financial instruments:
Interest rate contracts	—	14	—	14
Foreign exchange contracts	—	1	—	1
Total assets	$42	$15	$—	$57
For the twenty-six weeks ended August 2, 2014 and August 3, 2013, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method. For those assets classified as Level 2 a relative, market-based approach based on offers was utilized. For the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, we had no impairments to long-lived assets held for sale.
There have been no changes in valuation technique or related inputs for long-lived assets for the twenty-six weeks ended August 2, 2014 and August 3, 2013.
The table below presents our long-lived assets evaluated for impairment measured at fair value on a nonrecurring basis for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at August 2, 2014 and August 3, 2013. As of August 2, 2014 and August 3, 2013, we did not have any long-lived assets classified as Level 1 within the fair value hierarchy. For the thirteen weeks ended May 4, 2013, we recorded nominal impairment losses.

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$4	$—	$1	$3
Balance, May 3, 2014	4	—	1	3
Long-lived assets held and used	4	1	—	3
Balance, August 2, 2014	$8	$1	$1	$6

(In millions)	Carrying Value Prior to Impairment	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$2	$1	$—	$1
Balance, August 3, 2013	$2	$1	$—	$1

5. Income taxes
The following table summarizes our Income tax expense (benefit) and effective tax rates for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Loss before income taxes	$(107)	$(96)	$(231)	$(178)
Income tax expense (benefit)	9	(29)	9	(60)
Effective tax rate	(8.4)%	30.2%	(3.9)%	33.7%
The effective tax rates for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (3.7)% for the twenty-six weeks ended August 2, 2014 compared to 34.8% for the same period last year. The difference between our forecasted annualized effective tax rates is primarily due to our not being able to take a benefit for current year losses in the US and certain foreign jurisdictions, as the Company concluded in the third quarter of fiscal 2013 that it is more likely than not that a benefit for losses in these jurisdictions will not be realized in the foreseeable future.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended August 2, 2014 and August 3, 2013.
There were no significant discrete items that impacted our effective tax rate for the twenty-six weeks ended August 2, 2014. For the twenty-six weeks ended August 3, 2013, our effective tax rate was impacted by a tax expense of $1 million related to state income taxes.

6. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in the United States and Puerto Rico, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Domestic and Canada segments also include their respective Internet operations. Segment operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Income tax information by segment has not been included as taxes are calculated at a company-wide level and are not allocated to each segment. Revenues from external customers are derived primarily from merchandise sales and we did not generate material sales from any single customer.
Our percentages of consolidated Total revenues by product category for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013 were as follows:

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Baby	45.8%	46.6%	47.0%	47.8%
Core Toy	13.2%	12.1%	12.7%	12.0%
Entertainment	6.0%	5.6%	6.9%	6.4%
Learning	17.8%	17.1%	17.7%	17.0%
Seasonal	15.7%	15.8%	14.2%	14.6%
Other (1)	1.5%	2.8%	1.5%	2.2%
Total	100%	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent’s foreign affiliates and certain third party licensees, as well as other non-product related revenues.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

A summary of financial results by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Total revenues
Domestic	$1,478	$1,471	$3,036	$2,970
Canada	172	175	338	347
Total revenues	$1,650	$1,646	$3,374	$3,317
Operating (loss) earnings
Domestic	$(21)	$3	$(45)	$1
Canada	10	15	13	22
Corporate and other	(56)	(69)	(116)	(114)
Operating loss	(67)	(51)	(148)	(91)
Interest expense	(58)	(61)	(118)	(119)
Interest income	18	16	35	32
Loss before income taxes	$(107)	$(96)	$(231)	$(178)

(In millions)	August 2, 2014	February 1, 2014	August 3, 2013
Merchandise inventories
Domestic	$1,442	$1,375	$1,459
Canada	169	157	172
Total Merchandise inventories	$1,611	$1,532	$1,631

7. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.

8. Related party transactions
Transactions with the Sponsors - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008 and February 1, 2009 (“Advisory Agreement”). The initial term of the Advisory Agreement is ten years. After ten years, it extends annually for one year unless our Parent or the Sponsors provide notice of termination to the other. Prior to an amendment in August 2014, described below, the management and advisory fees paid to the Sponsors (the “Advisory Fees”) increased 5% per year during the ten-year term of the agreement with the exception of fiscal 2009. We recorded Advisory Fees of $5 million and $11 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively. We recorded advisory fees of $4 million and $8 million for the thirteen and twenty-six weeks ended August 3, 2013, respectively. During each of the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, we also paid the Sponsors fees of less than $1 million, respectively, for out-of-pocket expenses.
Additionally, the Advisory Agreement provides that affiliates of the Sponsors will be entitled to receive a fee equal to 1% of the aggregate transaction value in connection with certain financing, acquisition, disposition and change of control transactions (“Transaction Fees”). The Advisory Agreement includes customary exculpation and indemnification provisions in favor of the Sponsors and their affiliates. In the event that the Advisory Agreement is terminated by the Sponsors or our Parent, the

Sponsors will receive all unpaid Advisory Fees, all unpaid Transaction Fees and expenses due under the Advisory Agreement with respect to periods prior to the termination date plus the net present value of the Advisory Fees that would have been payable for the remainder of the applicable term of the Advisory Agreement.
In August 2014, the Advisory Agreement was amended in order to reduce the Advisory Fees to $17 million for fiscal year 2014 and each year thereafter.  If in the future we successfully complete an initial public offering (“IPO”), the Sponsors may elect to receive from the proceeds of such IPO, an amount equal to the aggregate difference between: (x) the Advisory Fees that we would have paid in fiscal year 2014 and each fiscal year thereafter had such amounts not been fixed and (y) the Advisory Fees that were actually paid by us for fiscal year 2014 and each fiscal year thereafter.
In connection with the amendment and restatement of the ABL Facility on March 21, 2014, we incurred Transaction Fees of $19 million pursuant to the terms of the Advisory Agreement, which are capitalized as deferred debt issuance costs, amortized over the term of the agreement and included in Other assets on our Condensed Consolidated Balance Sheet.
From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. During the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, investment funds or accounts advised by KKR held debt and debt securities issued by us and our subsidiaries. The interest amounts paid on such debt and debt securities held by related parties was $2 million and $4 million during each of the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013, respectively.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $2 million and $3 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively, with respect to 0.7% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million and $1 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.  For the thirteen and twenty-six weeks ended August 3, 2013, we paid an aggregate amount of $2 million and $4 million, respectively, with respect to 0.9% of our operated stores, which include Express stores. Of these amounts, less than $1 million and $1 million for the thirteen and twenty-six weeks ended August 3, 2013, respectively, were allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 369 and 379 properties from affiliates of Parent as of August 2, 2014 and August 3, 2013, respectively. Selling, general and administrative expenses (“SG&A”) includes lease expense of $73 million and $147 million, respectively, which includes reimbursement of expenses of $11 million and $22 million related to these leases for the thirteen and twenty-six weeks ended August 2, 2014, respectively. For the thirteen and twenty-six weeks ended August 3, 2013, SG&A included lease expense of $76 million and $148 million, respectively, which includes reimbursement of expenses of $10 million and $22 million related to these leases.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen and twenty-six weeks ended August 2, 2014, we did not record any expenses associated with store closures and recorded $1 million, respectively, of such expenses in SG&A. For the thirteen and twenty-six weeks ended August 3, 2013, we did not record any expenses associated with store closures and recorded $3 million, respectively, of such expenses.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net on our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended August 2, 2014 for these services were $1 million and $2 million, respectively, and $1 million and $3 million for the thirteen and twenty-six weeks ended August 3, 2013, respectively.
In addition, we incurred $3 million and $7 million of service fees for the thirteen and twenty-six weeks ended August 2, 2014, respectively. We incurred $2 million and $5 million of service fees for the thirteen and twenty-six weeks ended August 3,

2013, respectively. These costs, which primarily related to fees associated with our China sourcing office, are recorded within SG&A on our Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (the “ITASSA”) - We provide information technology services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and twenty-six weeks ended August 2, 2014, our affiliates were charged $6 million and $12 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations. For the thirteen and twenty-six weeks ended August 3, 2013, our affiliates were charged $5 million and $11 million, respectively, for these services.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy, baby and electronics businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended August 2, 2014, we charged Parent’s foreign affiliates license fees of $16 million and $31 million, respectively, which are classified on our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and twenty-six weeks ended August 3, 2013, we charged Parent’s foreign affiliates license fees of $18 million and $34 million, respectively.
Dividends Paid to Parent - We make restricted payments or other distributions or advances to Parent for general corporate purposes including, among other things, to pay interest, repay, refinance, repurchase, redeem, defease or otherwise satisfy indebtedness of our Parent or any of its subsidiaries. For the twenty-six weeks ended August 2, 2014, we paid no dividends to Parent. For the twenty-six weeks ended August 3, 2013, we paid dividends to Parent of $42 million. Additionally, on August 1, 2013 we declared a dividend to Parent of $21 million, which was paid on August 15, 2013.
Stock Compensation Expense - For the thirteen and twenty-six weeks ended August 2, 2014, $2 million and $3 million, respectively, of total stock-based compensation expense was recognized in SG&A. For the thirteen and twenty-six weeks ended August 3, 2013, $2 million and $4 million, respectively, of total stock-based compensation expense was recognized.
Due from Affiliates, Net - As of August 2, 2014, February 1, 2014 and August 3, 2013, Due from affiliates, net, consists of receivables from Parent and affiliates of $798 million, $777 million and $759 million, respectively. In connection with loans to and from Parent, we incur related party interest expense and receive related party interest income.
As of August 2, 2014, February 1, 2014 and August 3, 2013, $16 million, $7 million and $15 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of August 2, 2014, February 1, 2014 and August 3, 2013, the net amount owed to our affiliates was $9 million, $10 million and $10 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of August 2, 2014, February 1, 2014 and August 3, 2013, we maintained balances of $398 million, $316 million and $307 million, respectively, in short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended August 2, 2014 we incurred $1 million and $3 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended August 3, 2013 we incurred $2 million and $3 million, respectively, of such expenses.

9. Dispositions
During the thirteen and twenty-six weeks ended August 2, 2014, we sold certain properties and assets for proceeds of $1 million and $2 million, respectively, resulting in a net gains of $1 million, respectively, which are included in Other income, net.

10. Stock-based compensation
Award Exchange
Commencing in September 2014, certain employees were offered an opportunity to exchange certain of their outstanding stock options that were granted by our Parent prior to fiscal 2014 (“Old Options”) under the Toys “R” Us, Inc. Amended and Restated 2005 Management Equity Plan, as amended (the “Management Equity Plan”), or the Toys “R” Us, Inc. 2010 Incentive Plan, as amended (the “2010 Incentive Plan”), for new stock options granted under the 2010 Incentive Plan (“New Options”) on a one-for-one basis. The New Options will have an exercise price equal to the most recent determination of fair market value of a share of our Parent’s common stock at the time of the commencement of the exchange offer as determined by the Board of Directors of our Parent and will vest as follows: (i) New Options granted in exchange for Old Options originally granted during the period commencing on January 1, 2005 and ending on December 31, 2012 will vest 50% on the award exchange date and 25% on each of the first and second anniversaries of the award exchange date and (ii) New Options granted in exchange for Old Options originally granted in 2013 will vest in equal annual installments over the subsequent four years from the anniversary of the award exchange date. Management is currently evaluating the impact of the award exchange and does not expect the exchange to have a material impact on our Condensed Consolidated Financial Statements.
Amendment to the 2010 Incentive Plan
Effective September 2014, our Parent adopted Amendment No. 2 (“Amendment No. 2”) to the 2010 Incentive Plan. This amendment provides that no further awards would be granted under the Management Equity Plan and the number of shares of common stock of our Parent available for issuance under the 2010 Incentive Plan was increased by the number of shares available for issuance under the Management Equity Plan as of July 17, 2014 and any shares that after July 17, 2014 would have otherwise been available for issuance thereunder. This amendment did not have an impact on our Condensed Consolidated Financial Statements.

11. Accumulated other comprehensive (loss) income
Total other comprehensive income (loss) is included in the Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s (Deficit) Equity. Accumulated other comprehensive (loss) income is reflected in Total stockholder’s (deficit) equity on the Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive (loss) income
Balance, February 2, 2013	$5	$(2)	$3
Current period change	(6)	—	(6)
Balance, May 4, 2013	$(1)	$(2)	$(3)
Current period change	(12)	—	(12)
Balance, August 3, 2013	$(13)	$(2)	$(15)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized loss on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, February 1, 2014	$(42)	$(1)	$(43)
Current period change	5	—	5
Balance, May 3, 2014	$(37)	$(1)	$(38)
Current period change	—	1	1
Balance, August 2, 2014	$(37)	$—	$(37)

12. Recent accounting pronouncements
In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2014-15 will have on our Condensed Consolidated Financial Statements.
In June 2014, the FASB issued ASU No. 2014-12, “Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period” (“ASU 2014-12”).  ASU 2014-12 provides specific guidance on this Topic, requiring that performance targets that affect vesting and that could be achieved after the requisite service period be treated as a performance condition.  A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards.  This varies from the previous practice, as such provisions were also accounted for as non-

vesting restrictions which affect the determination of grant-date fair value and required expense recognition over the requisite service period regardless of whether the performance condition is met.  The amendments in this ASU are effective for reporting periods beginning after December 15, 2015, with early adoption permitted.  An entity may apply the standards (1) prospectively to all share-based payment awards that are granted or modified on or after the effective date, or (2) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter.  The adoption of ASU 2014-12 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2016, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. Management is currently assessing the impact the adoption of ASU 2014-09 will have on our Condensed Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended February 1, 2014, included as an exhibit to Parent’s Form 8-K filed on May 2, 2014 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing merchandise in our baby, core toy, entertainment, learning and seasonal product categories in the United States, Canada and Puerto Rico. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 878 stores in 49 states and Puerto Rico; and Toys “R” Us – Canada (“Canada”), in which we operated 95 stores. In addition, as of August 2, 2014, we operated 123 Toys “R” Us Express stores (“Express stores”), including 65 Express stores with a cumulative lease term of at least two years (“Permanent Express”). Domestic and Canada segments also include their respective Internet operations.

Financial Performance
As discussed in more detail in this MD&A, the following financial data presents an overview of our financial performance for the thirteen and twenty-six weeks ended August 2, 2014 compared to the thirteen and twenty-six weeks ended August 3, 2013:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Total revenues	$1,650	$1,646	$3,374	$3,317
Gross margin	596	627	1,227	1,254
Gross margin as a percentage of Total revenues	36.1%	38.1%	36.4%	37.8%
Selling, general and administrative expenses	$620	$636	$1,277	$1,261
Selling, general and administrative expenses as a percentage of Total revenues	37.6%	38.6%	37.8%	38.0%
Net loss	$(116)	$(67)	$(240)	$(118)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$21	$36	$21	$70
(1) For and explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA” below.
Total revenues increased by $4 million and $57 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively, compared to the same periods last year. Foreign currency translation decreased Total revenues by $8 million and $22 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively. Excluding the impact of foreign currency translation, the increase in Total revenues for both periods was primarily due to an increase in comparable store net sales within our Domestic segment and an increase in net sales from new side-by-side (“SBS”) stores within our Canada segment.
Gross margin, as a percentage of Total revenues, for the thirteen and twenty-six weeks ended August 2, 2014 decreased by 2.0 and 1.4 percentage points, respectively, compared to the same periods last year. The decrease for both periods was primarily caused by margin rate declines in our Domestic segment as a result of a $19 million and $8 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013 for the thirteen and twenty-six weeks ended August 2, 2014, respectively. Additionally contributing to the decrease were margin rate declines within certain categories in our Canada segment.
Selling, general and administrative expenses (“SG&A”) for the thirteen weeks ended August 2, 2014 decreased by $16 million, compared to the same period last year. Foreign currency translation decreased SG&A by $3 million for the thirteen weeks ended August 2, 2014. Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a decrease in legal expenses and favorable current year settlements of insurance claims related to property losses. These decreases were partially offset by increases in professional fees and payroll expenses. SG&A for the twenty-six weeks ended

August 2, 2014 increased by $16 million, compared to the same period last year. Foreign currency translation decreased SG&A by $8 million for the twenty-six weeks ended August 2, 2014. Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to increases in payroll expenses and occupancy costs. These increases were partially offset by a decrease in legal expenses.
Net loss for the thirteen weeks ended August 2, 2014 increased by $49 million compared to the same period last year. The increase was primarily due to a net increase in Income tax and a decrease in Gross margin dollars, partially offset by a decrease in SG&A. Net loss for the twenty-six weeks ended August 2, 2014 increased by $122 million compared to the same period last year. The increase was primarily due to a net increase in Income tax, a decrease in Gross margin dollars and an increase in SG&A.

Comparable Store Net Sales
In computing comparable store net sales, we include stores that have been open for at least 56 weeks (1 year and 4 weeks) from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores with a cumulative lease term of at least two years and that have been open for at least 56 weeks from their “soft” opening date are also included in our comparable store net sales computation.
Comparable stores include the following:

•	stores that have been remodeled (including conversions) while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded within their current locations; and

•	sales from our Internet businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for a full comparable 56 weeks or more and on-line, we can better gauge how the core store base and e-commerce businesses are performing since comparable store net sales excludes the impact of store openings and closings.
Various factors affect comparable store net sales, including the number of and timing of stores we open, close, convert, relocate or expand, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions can affect comparable store net sales because inclement weather may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our comparable store net sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that comparable store net sales will continue to fluctuate in the future.
The following table discloses the change in our comparable store net sales for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013:

	13 Weeks Ended			26 Weeks Ended
	August 2, 2014 vs. 2013	August 3, 2013 vs. 2012		August 2, 2014 vs. 2013	August 3, 2013 vs. 2012
Domestic	1.5%	(4.1)%	(1)	2.7%	(6.2)%	(1)
Canada	(0.7)%	2.0%		0.2%	(0.1)%

(1)
Excludes the effect of an immaterial out of period adjustment. Previously reported comparable store net sales were (3.5)% and (6.0)% for the thirteen and twenty-six weeks ended August 3, 2013, respectively.

Percentage of Total Revenues by Product Category

	13 Weeks Ended		26 Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Baby	45.8%	46.6%	47.0%	47.8%
Core Toy	13.2%	12.1%	12.7%	12.0%
Entertainment	6.0%	5.6%	6.9%	6.4%
Learning	17.8%	17.1%	17.7%	17.0%
Seasonal	15.7%	15.8%	14.2%	14.6%
Other (1)	1.5%	2.8%	1.5%	2.2%
Total	100%	100%	100%	100%

(1)	Consists primarily of licensing fees from Parent’s foreign affiliates and certain third party licensees, as well as other non-product related revenues.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

	August 2, 2014	August 3, 2013	Change
Domestic (1)	878	878	—
Canada (2)	95	102	(7)
Total (3)	973	980	(7)

(1)
Store count as of August 2, 2014 includes 302 Toys “R” Us (“TRU”) stores, 230 Babies “R” Us (“BRU”) stores, 214 SBS stores, 59 Juvenile Expansions, 20 Babies “R” Us Express (“BRU Express”) stores and 53 Permanent Express stores. Store count as of August 3, 2013 included 310 TRU stores, 235 BRU stores, 211 SBS stores, 60 Juvenile Expansions, 20 BRU Express stores and 42 Permanent Express stores.

(2)
Store count as of August 2, 2014 includes 56 SBS stores, 22 TRU stores, five BRU Express stores and 12 Permanent Express stores. Store count as of August 3, 2013 included 50 SBS stores, 22 TRU stores, five BRU Express stores and 25 Permanent Express stores.

(3)
There were 57 Domestic and one Canada Express store open as of August 2, 2014 and 59 Domestic and 8 Canada Express stores open as of August 3, 2013. These stores were not included in our overall store count within our Domestic and Canada segments and are considered temporary as they have a cumulative lease term of less than two years.

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$(116)	$(67)	$(49)	$(240)	$(118)	$(122)
Net loss increased by $49 million to $116 million for the thirteen weeks ended August 2, 2014, compared to $67 million for the same period last year. The increase in Net loss was primarily due to a net increase in Income tax of $38 million and a decrease in Gross margin dollars of $31 million, partially offset by a decrease in SG&A of $16 million.
Net loss increased by $122 million to $240 million for the twenty-six weeks ended August 2, 2014, compared to $118 million for the same period last year. The increase in Net loss was primarily due to a net increase in Income tax of $69 million, a decrease in Gross margin dollars of $27 million and an increase in SG&A of $16 million.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	% Change	August 2, 2014	August 3, 2013
Domestic	$1,478	$1,471	$7	0.5%	89.6%	89.4%
Canada	172	175	(3)	(1.7)%	10.4%	10.6%
Toys “R” Us - Delaware	$1,650	$1,646	$4	0.2%	100.0%	100.0%
Total revenues increased by $4 million or 0.2%, to $1,650 million for the thirteen weeks ended August 2, 2014, compared to $1,646 million for the same period last year. Total revenues for the thirteen weeks ended August 2, 2014 included the impact of foreign currency translation, which decreased Total revenues by $8 million.
Excluding the impact of foreign currency translation, the increase in Total revenues for the thirteen weeks ended August 2, 2014 was primarily due to an increase in comparable store net sales within our Domestic segment. The increase in comparable store net sales was primarily driven by an increase in average transaction amount. Additionally contributing to the increase in Total revenues was an increase in net sales from new SBS stores within our Canada segment.
Total revenues for the thirteen weeks ended August 2, 2014 and August 3, 2013 included $16 million and $18 million of licensing fees charged to our Parent’s foreign affiliates, respectively.

	26 Weeks Ended
					Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	% Change	August 2, 2014	August 3, 2013
Domestic	$3,036	$2,970	$66	2.2%	90.0%	89.5%
Canada	338	347	(9)	(2.6)%	10.0%	10.5%
Toys “R” Us - Delaware	$3,374	$3,317	$57	1.7%	100.0%	100.0%
Total revenues increased by $57 million or 1.7%, to $3,374 million for the twenty-six weeks ended August 2, 2014, compared to $3,317 million for the same period last year. Total revenues for the twenty-six weeks ended August 2, 2014 included the impact of foreign currency translation, which decreased Total revenues by $22 million.
Excluding the impact of foreign currency translation, the increase in Total revenues for the twenty-six weeks ended August 2, 2014 was primarily due to an increase in comparable store net sales. The increase in comparable store net sales was primarily driven by an increase in the number of transactions and average transaction amount within our Domestic segment. Additionally contributing to the increase in Total revenues was an increase in net sales from new SBS stores primarily within our Canada segment.
Total revenues for the twenty-six weeks ended August 2, 2014 and August 3, 2013 included $31 million and $34 million of licensing fees charged to our Parent’s foreign affiliates, respectively.
Domestic
Total revenues for the Domestic segment increased by $7 million or 0.5%, to $1,478 million for the thirteen weeks ended August 2, 2014, compared to $1,471 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 1.5%.
The increase in comparable store net sales resulted primarily from increases in our core toy, learning and entertainment categories. The increase in our core toy category was primarily due to increased sales of girls’ role play products and accessories. The increase in our learning category was primarily due to increased sales of construction toys. The increase in our entertainment category was primarily due to increased sales of video game systems. Partially offsetting these increases was a decrease in our baby product category primarily as a result of decreased sales of apparel.
Total revenues for the Domestic segment increased by $66 million or 2.2%, to $3,036 million for the twenty-six weeks ended August 2, 2014, compared to $2,970 million for the same period last year. The increase in Total revenues was primarily a result of an increase in comparable store net sales of 2.7%.

The increase in comparable store net sales resulted primarily from increases in our learning, core toy and entertainment categories. The increase in our learning category was primarily due to increased sales of construction toys. The increase in our core toy category was primarily due to increased sales of girls’ role play products and accessories. The increase in our entertainment category was primarily due to increased sales of interactive video game figurines and video game systems.
Canada
Total revenues for the Canada segment decreased by $3 million or 1.7%, to $172 million for the thirteen weeks ended August 2, 2014, compared to $175 million for the same period last year. Excluding an $8 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations. Partially offsetting the increase was a decline in our comparable store net sales of 0.7%.
The decrease in comparable store net sales resulted primarily from decreases in our learning, entertainment and core toy categories. The decrease in our learning category was primarily due to decreased sales of interactive games and educational electronics. The decrease in our entertainment category was primarily due to decreased sales of portable media players and accessories. The decrease in our core toy category was primarily due to decreased sales of action figures. Partially offsetting these decreases was an increase in our seasonal category due primarily to increased sales of sports memorabilia and outdoor products.
Total revenues for the Canada segment decreased by $9 million or 2.6%, to $338 million for the twenty-six weeks ended August 2, 2014, compared to $347 million for the same period last year. Excluding a $22 million decrease in Total revenues due to foreign currency translation, Canada Total revenues increased primarily as a result of an increase in net sales from new locations. Additionally contributing to the increase in Total revenues was an increase in our comparable store net sales of 0.2%.
The increase in comparable store net sales resulted primarily from increases in our baby product and seasonal categories. The increase in our baby product category was primarily due to increased sales of baby gear. The increase in our seasonal category was primarily due to increased sales of sports memorabilia and outdoor products. Partially offsetting these increases was a decrease in our entertainment category due primarily to decreased sales of portable media players and accessories, and video game software and accessories.

Cost of Sales and Gross Margin
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
Gross Margin

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	August 2, 2014	August 3, 2013	Change
Domestic	$526	$551	$(25)	35.6%	37.5%	(1.9)%
Canada	70	76	(6)	40.7%	43.4%	(2.7)%
Toys “R” Us - Delaware	$596	$627	$(31)	36.1%	38.1%	(2.0)%
Gross margin decreased by $31 million to $596 million for the thirteen weeks ended August 2, 2014, compared to $627 million for the same period last year. Foreign currency translation decreased Gross margin by $4 million.
Gross margin, as a percentage of Total revenues, decreased by 2.0 percentage points for the thirteen weeks ended August 2, 2014, compared to the same period last year. The decrease in Gross margin, as a percentage of Total revenues, was primarily caused by margin rate declines in our Domestic segment within certain categories due in part to our promotional and clearance efforts. Additionally contributing to the decrease in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	August 2, 2014	August 3, 2013	Change
Domestic	$1,093	$1,109	$(16)	36.0%	37.3%	(1.3)%
Canada	134	145	(11)	39.6%	41.8%	(2.2)%
Toys “R” Us - Delaware	$1,227	$1,254	$(27)	36.4%	37.8%	(1.4)%
Gross margin decreased by $27 million to $1,227 million for the twenty-six weeks ended August 2, 2014, compared to $1,254 million for the same period last year. Foreign currency translation decreased Gross margin by $9 million.
Gross margin, as a percentage of Total revenues, decreased by 1.4 percentage points for the twenty-six weeks ended August 2, 2014, compared to the same period last year. The decrease in Gross margin, as a percentage of Total revenues, was primarily caused by margin rate declines in our Domestic segment within certain categories due in part to our promotional and clearance efforts. Additionally contributing to the decrease in Gross margin, as a percentage of Total revenues, were margin rate declines within certain categories in our Canada segment.
Domestic
Gross margin decreased by $25 million to $526 million for the thirteen weeks ended August 2, 2014, compared to $551 million for the same period last year. Gross margin, as a percentage of Total revenues, decreased by 1.9 percentage points for the thirteen weeks ended August 2, 2014, compared to the same period last year.
The decrease in Gross margin, as a percentage of Net sales, resulted primarily from margin rate declines predominantly in our learning and seasonal categories. The decline is largely due to our promotional and clearance efforts, primarily resulting from an incremental $19 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013.
Gross margin decreased by $16 million to $1,093 million for the twenty-six weeks ended August 2, 2014, compared to $1,109 million for the same period last year. Gross margin, as a percentage of Total revenues, decreased by 1.3 percentage points for the twenty-six weeks ended August 2, 2014, compared to the same period last year.
The decrease in Gross margin, as a percentage of Net sales, resulted primarily from margin rate declines predominantly in our learning and seasonal categories. The decline is largely due to our promotional and clearance efforts, primarily resulting from an incremental $8 million net loss on previously identified clearance inventory written down in the fourth quarter of fiscal 2013.
Canada
Gross margin decreased by $6 million to $70 million for the thirteen weeks ended August 2, 2014, compared to $76 million for the same period last year. Foreign currency translation decreased Gross margin by $4 million. Gross margin, as a percentage of Total revenues, decreased by 2.7 percentage points for the thirteen weeks ended August 2, 2014, compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines predominantly in our baby product, seasonal and learning categories.
Gross margin decreased by $11 million to $134 million for the twenty-six weeks ended August 2, 2014, compared to $145 million for the same period last year. Foreign currency translation decreased Gross margin by $9 million. Gross margin, as a percentage of Total revenues, decreased by 2.2 percentage points for the twenty-six weeks ended August 2, 2014, compared to the same period last year.
The decrease in Gross margin, as a percentage of Total revenues, resulted primarily from margin rate declines predominantly in our learning, baby product and seasonal categories.

Selling, General and Administrative Expenses
The following are the types of costs included in SG&A:

•	store payroll and related payroll benefits;

•	rent and other store operating expenses;

•	advertising and promotional expenses;

•	costs associated with operating our distribution network, including costs related to transporting merchandise from distribution centers to stores;

•	restructuring charges; and

•	other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$620	$636	$(16)	37.6%	38.6%	(1.0)%
SG&A decreased by $16 million to $620 million for the thirteen weeks ended August 2, 2014, compared to the same period last year. Foreign currency translation decreased SG&A by $3 million. As a percentage of Total revenues, SG&A decreased by 1.0 percentage points.
Excluding the impact of foreign currency translation, the decrease in SG&A was primarily due to a $20 million decrease in legal expenses related to the prior year judgment in the Aleo v. SLB Toys USA, Inc. (“Aleo”) case and $7 million in favorable insurance claim settlements in the current year related to property losses. These decreases were partially offset by a $5 million increase in professional fees and a $5 million increase in payroll expenses.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	August 2, 2014	August 3, 2013	$ Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$1,277	$1,261	$16	37.8%	38.0%	(0.2)%
SG&A increased by $16 million to $1,277 million for the twenty-six weeks ended August 2, 2014, compared to the same period last year. Foreign currency translation decreased SG&A by $8 million. As a percentage of Total revenues, SG&A decreased by 0.2 percentage points.
Excluding the impact of foreign currency translation, the increase in SG&A was primarily due to an $18 million increase in payroll expenses and an $18 million increase in occupancy costs, predominantly as a result of increased utility expenses and closure costs mainly associated with a distribution center. These increases were partially offset by a $20 million decrease in legal expenses related to the prior year judgment in the Aleo case.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$64	$63	$1	$137	$127	$10
Depreciation and amortization increased by $1 million to $64 million for the thirteen weeks ended August 2, 2014, compared to the same period last year.
Depreciation and amortization increased by $10 million to $137 million for the twenty-six weeks ended August 2, 2014, compared to the same period last year. The increase was primarily due to accelerated depreciation of certain assets, which we committed to dispose of prior to the end of their useful lives, partially offset by fully depreciated assets.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	information technology and administrative support service income;

•	gift card breakage income;

•	management service fees income;

•	impairment of long-lived assets;

•	net gains on sales of properties; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$21	$21	$—	$39	$43	$(4)
Other income, net remained consistent for the thirteen weeks ended August 2, 2014, compared to the same period last year.
Other income, net decreased by $4 million to $39 million for the twenty-six weeks ended August 2, 2014, compared to $43 million for the same period last year. The decrease was primarily due to a $5 million increase in impairment of long-lived assets.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$58	$61	$(3)	$118	$119	$(1)
Interest expense decreased by $3 million and $1 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively, compared to the same periods last year. The decrease for both periods was primarily due to savings associated with amending and restating the credit agreement for our $1,850 million secured revolving credit facility to a lower rate of interest.

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	Change	August 2, 2014	August 3, 2013	Change
Toys “R” Us - Delaware	$18	$16	$2	$35	$32	$3
Interest income increased by $2 million and $3 million for the thirteen and twenty-six weeks ended August 2, 2014, respectively, compared to the same periods last year. The increase in both periods was primarily due to higher interest income associated with our intercompany loans.

Income Tax Expense (Benefit)
The following table summarizes our income tax expense (benefit) and effective tax rates for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Loss before income taxes	$(107)	$(96)	$(231)	$(178)
Income tax expense (benefit)	9	(29)	9	(60)
Effective tax rate	(8.4)%	30.2%	(3.9)%	33.7%

The effective tax rates for the thirteen and twenty-six weeks ended August 2, 2014 and August 3, 2013 were based on our forecasted annualized effective tax rates, adjusted for discrete items that occurred within the periods presented. Our forecasted annualized effective tax rate is (3.7)% for the twenty-six weeks ended August 2, 2014 compared to 34.8% for the same period last year. The difference between our forecasted annualized effective tax rates is primarily due to our not being able to take a benefit for current year losses in the US and certain foreign jurisdictions, as the Company concluded in the third quarter of fiscal 2013 that it is more likely than not that a benefit for losses in these jurisdictions will not be realized in the foreseeable future.
There were no significant discrete items that impacted our effective tax rate for the thirteen weeks ended August 2, 2014 and August 3, 2013.
There were no significant discrete items that impacted our effective tax rate for the twenty-six weeks ended August 2, 2014. For the twenty-six weeks ended August 3, 2013, our effective tax rate was impacted by a tax expense of $1 million related to state income taxes.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.

A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net loss	$(116)	$(67)	$(240)	$(118)

Add:
Income tax expense (benefit)	9	(29)	9	(60)
Interest expense, net	40	45	83	87
Depreciation and amortization	64	63	137	127
EBITDA	(3)	12	(11)	36

Adjustments:
Sponsors’ management and advisory fees (a)	5	4	11	8
Litigation expense (b)	—	20	—	20
Severance	1	2	6	3
Store closure costs	(1)	(1)	4	2
Impairment of long-lived assets (c)	3	1	6	1
Net gains on sales of properties	(1)	—	(1)	(1)
Compensation expense (d)	4	1	4	2
Property losses, net of insurance recoveries (e)	(7)	—	(7)	—
Obsolete inventory clearance (f)	19	—	8	—
Other (g)	1	(3)	1	(1)
Adjusted EBITDA (h)	$21	$36	$21	$70

(a)	Represents the fees expensed to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the “Sponsors”) in accordance with the advisory agreement.

(b)	Represents litigation expenses recognized in fiscal 2013 related to the judgment in the Aleo case.

(c)	Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.

(d)
Represents the incremental compensation expense related to certain one-time awards, net of forfeitures of certain officers' awards. Commencing in the second quarter of fiscal 2014, we have revised our definition of Adjusted EBITDA to include the impact of forfeitures of certain officers' awards and have therefore revised our prior year's Adjusted EBITDA.

(e)	Represents property losses and insurance claims recognized.

(f)	Represents an incremental loss on previously identified clearance inventory.

(g)	Represents miscellaneous other charges which were not individually significant for separate disclosure.

(h)
Adjusted EBITDA is defined as EBITDA (earnings before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
As of August 2, 2014, we were in compliance with all of the covenants related to our outstanding debt. On March 21, 2014, we amended and restated the credit agreement for our $1,850 million secured revolving credit facility (“ABL Facility”) in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments. At August 2, 2014, under the ABL Facility, we had outstanding borrowings of $250 million, a total of $92 million of outstanding letters of credit and excess availability of $828 million. We are also subject to a minimum excess availability covenant, which was $125 million at August 2, 2014 with remaining availability of $703 million in excess of the covenant.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of August 2, 2014, February 1, 2014 and August 3, 2013, we had outstanding balances of $398 million, $316 million and $307 million in short-term intercompany loans from Parent.
We are dependent on the borrowings provided by our lenders to support our working capital needs, capital expenditures and to service debt. As of August 2, 2014, we have funds available to finance our operations under our ABL Facility through March 2019, subject to an earlier springing maturity. If our cash flow and capital resources do not provide the necessary liquidity, it could have a significant negative effect on our results of operations.
In general, our primary uses of cash are providing for working capital purposes (which principally represents the purchase of inventory), servicing debt, remodeling existing stores, financing construction of new stores and paying expenses, such as payroll costs and rental expense, to operate our stores. Our working capital needs follow a seasonal pattern, peaking in the third quarter of the year when inventory is purchased for the fourth quarter holiday selling season.
Our largest source of operating cash flows is cash collections from our customers. We have been able to meet our cash needs principally by using cash on hand, cash flows from operations and borrowings under our ABL Facility and from our Parent. From time to time, we may enter into intercompany loans with Parent or pay dividends to Parent as permitted under our debt instruments. The funds provided to Parent may be used for general corporate purposes, including, without limitation, for paying interest, repaying, refinancing, repurchasing, redeeming, defeasing or otherwise satisfying indebtedness of our Parent or of its subsidiaries.
Although we believe that cash generated from operations, along with our existing cash and ABL Facility will be sufficient to fund our expected cash flow requirements and planned capital expenditures for at least the next 12 months, any world-wide financial market disruption could have a negative impact on our ability to refinance our maturing debt and available resources in the future.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for financing construction of new stores and remodeling existing stores, as well as improving and enhancing our e-commerce and other information technology and logistics systems. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for the twenty-six weeks ended August 2, 2014 and August 3, 2013:

	26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013
Information technology	$24	$22
Other store-related projects (1)	16	35
Distribution centers	10	4
New Stores (2)	4	25
Total capital expenditures	$54	$86

(1)	Includes store updates and other projects including conversions.

(2)	Includes single format stores (including Express stores) as well as SBS relocations.

Cash Flows

	26 Weeks Ended
(In millions)	August 2, 2014	August 3, 2013	$ Change
Net cash used in operating activities	$(379)	$(239)	$(140)
Net cash used in investing activities	(52)	(78)	26
Net cash provided by financing activities	311	315	(4)
Effect of exchange rate changes on Cash and cash equivalents	1	(4)	5
Net decrease during period in Cash and cash equivalents	$(119)	$(6)	$(113)
Cash Flows Used in Operating Activities
Net cash used in operating activities increased $140 million to $379 million for the twenty-six weeks ended August 2, 2014, compared to $239 million for the twenty-six weeks ended August 3, 2013. The increase in Net cash used in operating activities was principally the result of an increase in operating loss, an increase in vendor payments due to timing and an increase in merchandise inventory purchases. These increases were partially offset by a decrease in income taxes paid compared to prior year.
Cash Flows Used in Investing Activities
Net cash used in investing activities decreased $26 million to $52 million for the twenty-six weeks ended August 2, 2014, compared to $78 million for the twenty-six weeks ended August 3, 2013. The decrease in Net cash used in investing activities was primarily the result of a $32 million reduction in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased $4 million to $311 million for the twenty-six weeks ended August 2, 2014, compared to $315 million for the twenty-six weeks ended August 3, 2013. The decrease in Net cash provided by financing activities was primarily due to a decline of $203 million in net short-term borrowings from Parent, offset by an increase of $169 million in third party net long-term debt borrowings and $42 million in prior year dividends paid to Parent.

Debt
Refer to Note 2 to the Condensed Consolidated Financial Statements entitled “Long-term debt” for further details regarding our debt and any of the transactions described below.
As of August 2, 2014, we had total indebtedness (excluding Short-term borrowings from Parent) of $2,755 million, of which $2,548 million was secured indebtedness.
During the twenty-six weeks ended August 2, 2014, the following event occurred with respect to our debt structure:

•
On March 21, 2014, we amended and restated the credit agreement for our ABL Facility in order to extend the maturity date of the facility and amend certain other provisions. The ABL Facility as amended will continue to provide for $1,850 million of revolving commitments, and permits us to request an increase in commitments by up to $1,150 million, subject to certain conditions, including obtaining new or increased commitments from new or existing lenders. The ABL Facility has a final maturity date of March 21, 2019, with a springing maturity date if our term loans due fiscal 2016 and fiscal 2018 and our secured notes due fiscal 2016 are not repaid 30 days prior to maturity.

We and our subsidiaries, as well as the Sponsors or their affiliates, may from time to time acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. Any such transactions, and the amounts involved, will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. Refer to Note 8 to our Condensed Consolidated Financial Statements entitled “Related party transactions” and Note 15 entitled “RELATED PARTY TRANSACTIONS” to our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014.

Contractual Obligations
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Refer to the “CONTRACTUAL OBLIGATIONS” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended February 1, 2014 included as an exhibit to Parent’s Form 8-K filed on May 2, 2014, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”). ASU 2014-08 limits the requirement to report discontinued operations to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The amendments also require expanded disclosures concerning discontinued operations, disclosures of certain financial results attributable to a disposal of a significant component of an entity that does not qualify for discontinued operations reporting and expanded disclosures for long-lived assets classified as held for sale or disposed of. Early adoption is permitted, but only for disposals (or assets classified as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Company early adopted the amendments in ASU 2014-08, effective February 2, 2014. The adoption did not have a material impact on our Condensed Consolidated Financial Statements.
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU 2013-11”). ASU 2013-11 addresses the diversity in practice regarding financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The guidance requires an unrecognized tax benefit, or a portion of, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. To the extent the deferred tax asset is not available at the reporting date to settle any additional income taxes that would result from the disallowance of a tax position; the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with the deferred tax asset. The Company has been using the method prescribed by ASU 2013-11 since the fiscal year ended February 3, 2007. Therefore, the issuance of ASU 2013-11 did not have an impact on our Condensed Consolidated Financial Statements.
In April 2013, the FASB issued ASU No. 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting” (“ASU 2013-07”). ASU 2013-07 clarifies when an entity should apply the liquidation basis of accounting and provides principles for the measurement of associated assets and liabilities, as well as required disclosures. The Company adopted the amendments in ASU 2013-07, effective February 2, 2014. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2013, the FASB issued ASU No. 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity” (“ASU 2013-05”). ASU 2013-05 provides clarification regarding whether Subtopic 810-10, Consolidation - Overall, or Subtopic 830-30, Foreign Currency Matters - Translation of Financial Statements, applies to the release of cumulative translation adjustments into net income when a reporting entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in a subsidiary or group of assets that constitute a business within a foreign entity. The Company adopted the amendments in ASU 2013-05, effective February 2, 2014. The adoption did not have an impact on our Condensed Consolidated Financial Statements.

In February 2013, the FASB issued ASU No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (“ASU 2013-04”). ASU 2013-04 provides guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this ASU is fixed at the reporting date. The guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose the nature and amount of those obligations. The Company adopted the amendments in ASU 2013-04, effective February 2, 2014. Other than additional disclosures regarding obligations resulting from joint and several liability arrangements described above, the adoption did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that the Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, store openings, integration and remodeling, the development, implementation and integration of our Internet business, future financial or operational performance, projected sales for certain periods, comparable store net sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, future financings, estimates regarding future effective tax rates, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, the availability of adequate financing, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K filed on March 31, 2014, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.